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                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

          EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


The following table presents the computation of basic and diluted losses per share:

                                                   3 Months Ended                  9 Months Ended
                                           ----------------------------      ----------------------------
                                            Sept. 26,        Sept. 27,       Sept. 26,         Sept. 27,
                                               1999             1998             1999             1998
                                           -----------      -----------      -----------      -----------
Numerator:
 Net (loss)                                $  (196,235)     $  (223,332)     $  (334,449)     $  (254,983)
                                           -----------      -----------      -----------      -----------

Denominator:
 Denominator for basic loss per
   share--weighted-average shares            2,191,480        2,155,000        2,191,480        2,150,000


 Effect of dilutive securities:
   Employee stock options                      191,499           46,500          191,499           46,500
                                           -----------      -----------      -----------      -----------

 Denominator for diluted loss per share      2,382,979        2,201,500        2,382,979        2,196,500
                                           ===========      ===========      ===========      ===========

      (Loss) per share:
  Basic                                    $     (0.09)     $     (0.10)     $     (0.15)     $     (0.12)
                                           ===========      ===========      ===========      ===========
  Diluted                                  $     (0.08)     $     (0.10)     $     (0.14)     $     (0.12)
                                           ===========      ===========      ===========      ===========



